Exhibit 99.1

PURE Bioscience Reports Fiscal 2026

Financial Results

El CAJON, CA – PURE Bioscience, Inc. (OTCQB: PURE) (“PURE,” the “Company,” or “we”), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal year ended July 31, 2026.

Summary of Results – Year-End Operations

●	Net product sales were $2,315,000 and $2,198,000 for the fiscal years ended July 31, 2026 and 2025, respectively. The $117,000 increase was attributable to increased sales across our end-user network.
●	Net loss for the fiscal year ended July 31, 2026 was ($2.5 million), compared to ($2.4 million) for the fiscal year ended July 31, 2025. During the prior fiscal year, net loss was offset by $175,000 received from the U.S. Government’s Employee Retention Tax Credit Program.
●	Net loss, excluding share-based compensation, was ($2.3 million) for the fiscal years ended July 31, 2026 and 2025, respectively.
●	Net loss per share was ($0.02) for the fiscal years ended July 31, 2026 and 2025, respectively.
●	Net cash used in operations for the fiscal year ended July 31, 2026 was ($1.97 million), compared to ($2.0 million) for the fiscal year ended July 31, 2025.

Jeff Kitchell, Chief Executive Officer, stated, “We are up year-over-year despite being a challenging year, with the macro environment causing increased expenses and foodborne outbreaks severely disrupting the food industry. Although our growth didn’t meet expectations, our focus remains on reducing costs and converting more opportunities into revenue. We continue to strengthen and expand our technology across our partnerships and to provide our distributor network with technical support and marketing tools for the industries they serve. Our product penetration in the dairy industry has not met expectations due to slow customer adoption and industry consolidation. We are strengthening all our business development models, and adjustments are underway that better serve our customers and partners. We continue to prove that our SDC products are superior to the current chemistries in use.”

About PURE Bioscience, Inc.

PURE is committed to redefining chemical safety through its innovative technology. With a focus on efficacy and effectiveness, PURE develops advanced solutions that meet the highest safety standards and produce best-in-class results for its consumers and distributors. PURE continues to focus on developing and commercializing our proprietary antimicrobial products, primarily in the food and beverage industry. We provide solutions to combat the health and environmental challenges posed by pathogens and ensure hygienic control. Our technology platform is based on patented, stabilized ionic silver, and our products contain silver dihydrogen citrate, better known as SDC. This broad-spectrum, non-toxic antimicrobial agent formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity, and mitigation of bacterial resistance. Additional information on PURE is available at www.purebio.com.

Forward-looking Statements: Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release, including quotes from management, concerning the Company’s expectations, plans, business outlook, future performance, future potential revenues, expected results of the Company’s marketing efforts, the execution of contracts under negotiation, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE products into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to maintain relationships with its partners and other counterparties; the Company’s ability to generate sufficient revenues and reduce its operating expenses in order to reach profitability; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2026. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Mark Elliott, VP Finance

PURE Bioscience, Inc.

Phone: 619-596-8600 ext.: 116

PURE Bioscience, Inc.

Consolidated Balance Sheets

	July 31, 2026	July 31, 2025
Assets
Current assets
Cash and cash equivalents	$569,000	$334,000
Accounts receivable	334,000	474,000
Inventories, net	193,000	141,000
Restricted cash	75,000	75,000
Prepaid expenses	14,000	23,000
Total current assets	1,185,000	1,047,000
Property, and equipment, net	8,000	11,000
Total assets	$1,193,000	$1,058,000
Liabilities and stockholders’ deficiency
Current liabilities
Accounts payable	$820,000	$784,000
Convertible notes payable to related parties, current (including $1,015,000 and $0, respectively, past due)	3,381,000	1,175,000
Accrued liabilities	170,000	154,000
Total current liabilities	4,371,000	2,113,000

Convertible notes payable to related parties non-current	3,221,000	4,061,000
Total liabilities	7,592,000	6,174,000
Commitments and contingencies
Stockholders’ deficiency
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 250,000,000 and 200,000,000 shares authorized at July 31, 2026 and July 31, 2025, respectively, 130,017,569 shares issued and outstanding at July 31, 2026, and 111,886,473 shares issued and outstanding at July 31, 2025	1,301,000	1,119,000
Additional paid-in capital	133,777,000	132,759,000
Accumulated deficit	(141,477,000)	(138,994,000)
Total stockholders’ deficiency	(6,399,000)	(5,116,000)
Total liabilities and stockholders’ deficiency	$1,193,000	$1,058,000

PURE Bioscience, Inc.

Consolidated Statements of Operations

	Years ended
	July 31,
	2026	2025
Net product sales	$2,315,000	$2,198,000
Royalty revenue	3,000	4,000
Total revenue	2,318,000	2,202,000
Cost of goods sold	992,000	899,000
Gross Profit	1,326,000	1,303,000
Operating costs and expenses
Selling, general and administrative	3,077,000	3,259,000
Research and development	332,000	316,000
Total operating costs and expenses	3,409,000	3,575,000
Loss from operations	(2,083,000)	(2,272,000)
Other income (expense)
Interest expense, net	(407,000)	(299,000)
Other income (expense), net	7,000	172,000
Total other income (expense)	(400,000)	(127,000)
Net loss	$(2,483,000)	$(2,399,000)
Basic and diluted net loss per share	$(0.02)	$(0.02)
Shares used in computing basic and diluted net loss per share	116,456,503	111,862,884